Exhibit 10.21E

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 4th day of June, 2010, by and among MHI HOSPITALITY CORPORATION, MHI HOSPITALITY, L.P., MHI HOSPITALITY TRS HOLDING, INC., MHI HOSPITALITY TRS, LLC, MHI GP LLC, PHILADELPHIA HOTEL ASSOCIATES LP, BROWNESTONE PARTNERS, LLC, LOUISVILLE HOTEL ASSOCIATES, LLC, TAMPA HOTEL ASSOCIATES LLC, LAUREL HOTEL ASSOCIATES LLC and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, as Issuing Bank and as a Lender, KEYBANK NATIONAL ASSOCIATION and MANUFACTURERS AND TRADERS TRUST COMPANY (collectively referred to herein as the “Lenders”).

R E C I T A L S:

The Borrowers, the Guarantors, the Administrative Agent and the Lenders have entered into a certain Credit Agreement dated as of May 8, 2006, as amended by a certain First Amendment to Credit Agreement dated August 1, 2007, a certain Second Amendment to Credit Agreement dated April 15, 2008, a certain Amendment to Second Amendment to Credit Agreement dated August 15, 2008, a certain Third Amendment to Credit Agreement dated February 18, 2009 and a certain Fourth Amendment to Credit Agreement dated May 18, 2009 (referred to herein, as so amended, as the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrowers and Guarantors have requested the Administrative Agent and the Lenders to amend the Credit Agreement to (i) change the definitions of “Asset Value”, “Base Rate”, “Borrowing Base Certification Report”, “Default Rate”, “Eligible Property Value”, “Fixed Charge Coverage Ratio”, “Hedge Counterparty”, “Hedge Transaction”, “NOI”, “Release Amount” and “Total Value”, (ii) add the definitions of “Collateral Service Accounts”, “Consolidated NOI”, “Control Agreement”, “Equity Issuance”, “Master Concentration Account”, “Maximum Equity Proceeds Prepayment Amount”, “Monthly Insurance Reserve”, “Monthly Room Report”, “Monthly Tax Reserve”, “Net Equity Proceeds”, “Net Operating Income”, “Operating Accounts”, “Reserve Accounts” and “Reserve Agreement”, (iii) amend Sections 2.01(a), 2.06(a), 2.06(c), 2.07(a), 2.07(b), 2.07(c), 2.11, 2.18(d), 5.01, 5.05, 5.06(a), 5.07, 5.17, 5.19(a), 5.19(c), 5.28 and 5.35(a)(i) and (iv) add new Sections 5.41 and 5.42 as set forth herein.

The Lenders, the Administrative Agent, the Guarantors and the Borrowers desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Change to Non-Revolving Facility. Notwithstanding anything to the contrary within the Credit Agreement, (a) no additional Advances will be made to the Borrowers, (b) no amount of the current outstanding Advances subsequently repaid or prepaid may be reborrowed and (c) no Letters of Credit will be issued.

SECTION 3. Amendments. The Credit Agreement is hereby amended as set forth in this Section 3.

SECTION 3.01. Amendment to Section 1.01. The definition of “Asset Value” set forth in Section 1.01 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

“Asset Value” shall be determined as of the end of each Fiscal Quarter and shall mean with respect to: (I) any Eligible Property other than the Tampa Property, the NOI of such Eligible Property for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters divided by 8.5%; or (II) the Tampa Property, the lesser of (A) the Appraised Value or (B) $19,600,000.

SECTION 3.02. Amendment to Section 1.01. The definition of “Base Rate” set forth in Section 1.01 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the greater of (i) the Prime Rate, (ii) the Federal Funds Rate, plus  1/2 of 1%; and (iii) the LIBOR Rate, plus 1%. For the purposes of determining the Base Rate, “LIBOR Rate” means the rate per annum equal to the London interbank offered rate for deposits in U.S. dollars for a one-month period, which appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time; provided, however, that the LIBOR Rate shall in no event be less than 0.75% per annum. For the purposes of determining the Base Rate for any day, changes in the Prime Rate, the Federal Funds Rate and the LIBOR Rate shall be effective on the date of each such change.

SECTION 3.03. Amendment to Section 1.01. The definition of “Borrowing Base Certification Report” set forth in Section 1.01 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit N, and otherwise satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrowers setting forth the calculations required to establish the Eligible Property Value for each Borrowing Base Asset and the Eligible Property Value for all Borrowing Base Assets as of a specified date, all in form and detail satisfactory to the Administrative Agent. The Borrowing Base Certification Report shall include calculations of NOI for each Eligible Property.

SECTION 3.04. Amendment to Section 1.01. The definition of “Collateral Service Accounts” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Collateral Service Accounts” means, collectively, the zero-balance depository only accounts of the Loan Parties with the Administrative Agent established pursuant to Section 5.41, to which payments related to certain Collateral are to be deposited.

SECTION 3.05. Amendment to Section 1.01. The definition of “Consolidated NOI” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Consolidated NOI” shall be determined as of the end of each Fiscal Quarter and shall mean the Net Operating Income, of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, all as determined in accordance with GAAP (for the avoidance of doubt, the Loan Parties acknowledge and agree that in computing Consolidated NOI, (i) there shall be a deduction for actual taxes and insurance paid, (ii) there shall be a deduction for reserves related to capital improvements expenses in an amount equal to such reserves and at the time such amounts are placed into the Reserve Accounts and (iii) there shall be no deduction for Depreciation and Amortization), except that (i) for purposes of determining expenses for management fees pursuant to the Eligible Management Agreements, there shall be included the greater of: (A) the actual management expenses incurred and (B) a minimum management fee equal to three percent (3%) of gross room rental revenues, and (ii) only the amount of three percent (3%) of gross room rental revenue shall be utilized for purposes of computing the capital improvements expense.

SECTION 3.06. Amendment to Section 1.01. The definition of “Control Agreement” shall be added to Section 1.01 of the Credit Agreement in proper alphabetical order as follows:

“Control Agreement” means the Control Agreement between the Loan Parties and the Administrative Agent related to the Collateral Service Accounts, the Master Concentration Account, the Operating Accounts and the Reserve Accounts.

SECTION 3.07. Amendment to Section 1.01. The definition of “Default Rate” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirely as follows:

“Default Rate” means, with respect to the Advances, on any day, the sum of 2% plus the then highest interest rate which may be applicable to any Advance (irrespective of whether any such type of Advance is actually outstanding hereunder).

SECTION 3.08. Amendment to Section 1.01. The definition of “Eligible Property Value” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirely as follows:

“Eligible Property Value” means, with respect to any Eligible Property included in the Borrowing Base for any date of determination an amount equal to: (A) .85, multiplied by the Asset Value of such Eligible Property, except in the case of the Tampa Property; or (B) in the case of the Tampa Property, an amount equal to the Asset Value of the Tampa Property (determined at the time as the Administrative Agent or the Required Lenders may reasonably request). Notwithstanding anything to the contrary in the Credit Agreement, the Eligible Property Value for any Eligible Property shall in no event be greater than the amount secured by the Mortgage applicable to such Eligible Property.

SECTION 3.09. Amendment to Section 1.01. The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Fixed Charge Coverage Ratio” shall be determined as of the end of each Fiscal Quarter and shall mean the ratio of Consolidated NOI for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters to the sum of: (i) Consolidated Interest Expense for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, (ii) the aggregate net payments made by the Borrowers and its Consolidated Subsidiaries under Hedge Transactions during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, (iii) the aggregate scheduled principal repayments on Debt made by the Borrowers and its Consolidated Subsidiaries during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters (excluding any principal payments arising out of remargin requirements related to the Hotel Property in Jacksonville, Florida (up to the amount of $2,000,000 unless the Borrowers prepay Revolver Advances in an aggregate amount equal to or greater than the Maximum Equity Proceeds Prepayment Amount (as defined in Section 2.11(g)), in which case all principal payments related to the Hotel Property in Jacksonville, Florida shall be excluded)), and (iv) Preferred Dividends made during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters.

SECTION 3.10. Amendment to Section 1.01. The definition of “Hedge Counterparty” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety in appropriate order as follows:

“Hedge Counterparty” means: (i) BB&T and its Affiliates; and (ii) any Lender that (A) has provided the Administrative Agent with a fully executed designation notice, substantially in the form of Schedule A – Designation Notice and (B) is the counterparty to a Hedging Agreement with the Borrowers that is permitted by Section 5.35 (even if the Hedging Agreement was entered into prior to the Closing Date) so long as such Person is, but only for so long as such Person remains, a Lender; provided, however, that any such Person that ceases to be a Lender shall no longer be deemed a Hedge Counterparty, effective immediately upon the date such Person ceases to be a Lender, and as of such time, such Person shall no longer be a Secured Party under the Loan Documents.

SECTION 3.11. Amendment to Section 1.01. The definition of “Hedge Transaction” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Hedge Transaction” means each interest rate swap transaction by the Borrowers that is entered into pursuant to Section 5.35 for the purpose of hedging interest rate risk for indebtedness under this Agreement.

SECTION 3.12. Amendment to Section 1.01. The definition of “Master Concentration Account” shall be added to Section 1.01 in proper alphabetical order as follows:

“Master Concentration Account” means the account of the Loan Parties with the Administrative Agent established pursuant to Section 5.41 to facilitate the concentration of daily balances from the Collateral Service Accounts and the Operating Accounts.

SECTION 3.13. Amendment to Section 1.01. The definition of “Net Operating Income” shall be added to Section 1.01 in proper alphabetical order as follows:

“Net Operating Income” means, for any period of determination, as calculated in accordance with GAAP and consistent with prior accounting practices of the Borrowers as reflected in the financial statements delivered to the Lenders pursuant to Sections 5.01(a) and (b), to the extent such amounts are included in computing the aggregate Net Income of the Borrowers and their respective Consolidated Subsidiaries (with the exception of (c) below) and without duplication, the sum of (a) Net Income from continuing operations of the Borrowers and their respective Consolidated Subsidiaries, plus (b) to the extent such amounts were deducted in computing Net Income for such period: (i) income taxes of the Borrowers and their respective Consolidated Subsidiaries, plus (ii) interest expense of the Borrowers and their respective Consolidated Subsidiaries, plus (iii) Depreciation and Amortization of the Borrowers and their respective Consolidated Subsidiaries, plus (c) cash distributions resulting from income of the Borrowers and their respective Consolidated Subsidiaries attributable to equity investments in Persons other than Consolidated Subsidiaries (including, but not limited to, actual cash amounts remitted by a Non-Core Investment to the Borrowers or a Consolidated Subsidiary), plus (d) extraordinary losses and losses from asset dispositions of the Borrowers and their respective Consolidated Subsidiaries, minus (e) extraordinary gains and gains from asset dispositions of the Borrowers and their respective Consolidated Subsidiaries, minus (f) interest income of the Borrowers and their respective Consolidated Subsidiaries, minus (g) non-cash income of the Borrowers and their respective Consolidated Subsidiaries attributable to equity investments in Persons other than Consolidated Subsidiaries, minus (h) unrealized gains from hedging activities of the Borrowers and their Consolidated Subsidiaries, plus (i) unrealized losses from hedging activities of the Borrowers and their Consolidated Subsidiaries, minus (j) gains attributable to noncontrolling (minority) property interests, plus (k) losses attributable to noncontrolling (minority) property interests.

SECTION 3.14. Amendment to Section 1.01. The definition of “NOI” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“NOI” shall be determined as of the end of each Fiscal Quarter and shall mean, as to any Eligible Property or Non-Core Investment, as the case may be, the consolidated net operating income with respect to such Eligible Property or Non-Core Investment, as the case may be, for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, in each case as determined in accordance with GAAP, except that (i) for purposes of determining expenses for management fees, there shall be included the greater of: (A) the actual management expenses incurred or (B) a minimum management fee equal to three percent (3%) of gross room rental revenue, and (ii) for purposes of determining capital improvements expense, there shall be included three percent (3%) of gross room rental revenue.

SECTION 3.15. Amendment to Section 1.01. The definition of “Operating Accounts” shall be added to Section 1.01 in proper alphabetical order as follows:

“Operating Accounts” means, collectively, the zero-balance accounts of the Loan Parties with the Administrative Agent established pursuant to Section 5.41 and funded by means of transfers from the Collateral Service Accounts (through the Master Concentration Account).

SECTION 3.16. Amendment to Section 1.01. The definition of “Release Amount” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Release Amount” means with respect to each Borrowing Base Asset an amount determined at the time of the release of the Administrative Agent’s Lien on such Borrowing Base Asset equal to: (i) in the case of a sale or transfer to a Third Party of such Borrowing Base Asset, the consideration received by the Borrowers must be entirely in cash and the Release Amount shall be in an amount satisfactory to the Administrative Agent in its sole discretion, which in no event shall be less than the greater of (x) the proceeds from the cash sale of such Borrowing Base Asset, less closing expenses reasonably approved by the Administrative Agent, (y) the Asset Value of such Borrowing Base Asset and (z) the Minimum Release Amount of such Borrowing Base Asset, or (ii) in the case of refinancing or replacement of the Mortgage applicable to such Borrowing Base Asset, an amount satisfactory to the Administrative Agent in its sole discretion, which shall in no event be less than the greater of (x) the Asset Value of such Borrowing Base Asset and (y) the Minimum Release Amount of such Borrowing Base Asset. For the purposes of this definition, “Minimum Release Amount” shall mean (A) prior to the date upon which the Borrowers prepay Revolver Advances in an aggregate amount equal to or greater than the Maximum Equity Proceeds Prepayment Amount, the amount for each Borrowing Base Asset listed on Schedule B, and (B) on or after the date upon which the Borrowers prepay Revolver Advances in an aggregate amount equal to or greater than the Maximum Equity Proceeds Prepayment Amount, the amount for each Borrowing Base Asset listed on Schedule C. The Loan Parties agree that no Borrowing Base Asset will be released from the lien of the Administrative Agent except in the case of (i) a sale or transfer to a Third Party of such Borrowing Base Asset or (ii) refinancing or replacement of the Mortgage applicable to such Borrowing Base Asset.

SECTION 3.17. Amendment to Section 1.01. The definition of “Reserve Accounts” shall be added to Section 1.01 in proper alphabetical order as follows:

“Reserve Accounts” means, collectively, the accounts maintained by the Administrative Agent established pursuant to Section 5.42 and funded by means of transfers from the Operating Accounts.

SECTION 3.18. Amendment to Section 1.01. The definition of “Reserve Agreement” shall be added to Section 1.01 in proper alphabetical order as follows:

“Reserve Agreement” means the Reserve Agreement between the Loan Parties and the Administrative Agent related to the Reserve Accounts.

SECTION 3.19. Amendment to Section 1.01. The definition of “Total Value” set forth in Section 1.01 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Total Value” shall be determined as of the end of each Fiscal Quarter and shall mean the sum of (a) cash and cash equivalents (including funds restricted for property capital improvements and funds reserved for furniture, fixtures and equipment, taxes and insurance) of the Borrowers and their Subsidiaries, determined on a consolidated basis, (b) the Asset Values of the Eligible Properties; and (c) the Non-Core Investment Value.

SECTION 3.20. Amendment to Section 2.01(a). Section 2.01(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

(a) As of the Fifth Amendment Effective Date, each Lender has made the Advances in an amount as set forth opposite such Lender’s name below and such amounts remain outstanding. Other than set forth below, no Advances shall be outstanding on the Fifth Amendment Effective Date. Amounts borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed.

Lender	Total Advances
Branch Banking and Trust Company	$42,298,795.00
Keybank National Association	$20,366,086.93
Manufacturers and Traders Trust Company	$12,532,976.32

SECTION 3.21. Amendment to Section 2.06(a). Section 2.06(a) of the Credit Agreement is amended and restated to read in its entirety as follows:

(a) “Applicable Margin” is as follows:

Euro-Dollar Advances and Letters of Credit	Base Rate Advances
4.00%	3.0%

SECTION 3.22. Amendment to Section 2.06(c). Section 2.06(c) of the Credit Agreement is amended and restated to read in its entirety as follows:

(c) During each Interest Period in which an Advance is a Euro-Dollar Advance, such Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin for Euro-Dollar Advances, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day; provided, however, that the London Interbank Offered Rate shall in no event be less than 0.75% per annum.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

SECTION 3.23. Amendment to Section 2.07. Sections 2.07(a), 2.07(b) and 2.07(c) of the Credit Agreement are hereby deleted in their entirety.

SECTION 3.24. Amendment to Section 2.11. New subsections (f) and (g) are hereby added to Section 2.11 as follows:

(f) Excess Cash Flow. (i) Beginning with the Fiscal Quarter ending September 30, 2010 and subject to the limitations set forth below, within five (5) days of the date on which the quarterly financial information is delivered to the Administrative Agent and the Lenders in accordance with the terms of Section

5.01, but in any event before the fiftieth (50th) day after the end of each of the four Fiscal Quarters, the Borrowers shall prepay the Revolver Advances in an aggregate amount equal to fifty percent (50%) of Excess Cash Flow determined for the applicable Fiscal Quarter (such prepayment to be applied as set forth in clause (ii) below). As used herein, “Excess Cash Flow” shall mean (x) in respect of any Fiscal Quarter, the amount determined by deducting, to the extent such amounts have not been deducted in calculating Consolidated NOI (as applied to such Fiscal Quarter), the sum of: (A)(i) Capital Expenditures during such Fiscal Quarter (excluding the capital improvement reserves already deducted from Consolidated NOI), (ii) the Consolidated Interest Expense during such Fiscal Quarter, (iii) the aggregate payments of principal on Debt made by the Borrowers and its Consolidated Subsidiaries during such Fiscal Quarter (including any principal payments arising out of remargin requirements for the Hotel Property located in Jacksonville, Florida (up to the amount of $2,000,000)), excluding payments required under Section 2.11(c), (d), (e), (f) and (g), (iv) the portion of the Amendment Fee paid to the Administrative Agent and the Lenders during such Fiscal Quarter and (vi) scheduled payments of principal and interest made by the Loan Parties during such Fiscal Quarter in connection with the Non-Core Investments with The Carlyle Group and associated loan documents dated February 9, 2009 as in effect as of June 4, 2010, from (B) Consolidated NOI for such Fiscal Quarter, and (y) in respect of the month of June, 2010, the amount determined by deducting, to the extent such amounts have not been deducted in calculating Consolidated NOI (as applied to June, 2010), the sum of: (A)(i) Capital Expenditures during the Fiscal Quarter ending June 30, 2010 (excluding the capital improvement reserves already deducted from Consolidated NOI) and divided by 3, (ii) the Consolidated Interest Expense during the Fiscal Quarter ending June 30, 2010 and divided by 3, (iii) the aggregate payments of principal on Debt made by the Borrower and its Consolidated Subsidiaries during the Fiscal Quarter ending June 30, 2010, excluding payments required under Section 2.11(c), (d), (e), (f) and (g) and divided by 3, (iv) the portion of the Amendment Fee paid to the Administrative Agent and the Lenders during the Fiscal Quarter ending June 30, 2010 and divided by 3 and (v) scheduled payments of principal and interest made by the Loan Parties during the Fiscal Quarter ending June 30, 2010 and divided by 3 in connection with the Non-Core Investments with The Carlyle Group and associated loan documents dated February 9, 2009 as in effect as of June 4, 2010, from (B) Consolidated NOI for the month of June, 2010. Notwithstanding and in addition to the foregoing, on or before August 15, 2010, the Borrowers shall prepay the Revolver Advances in an aggregate amount equal to 50% of the Excess Cash Flow calculated with regard to the month of June, 2010 only.

(ii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied to the repayment of the Revolver Advances and are in addition to all other payments and amounts payable hereunder, including, without limitation, payments pursuant to any other subsection of this Section 2.11.

(iii) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrowers’ obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

(iv) Limitation. In no event will the Borrowers’ obligation to prepay amounts under this Section 2.11(f) exceed the amount of $4,000,000 for any Fiscal Year.

(g) Equity Proceeds. (i) Within fifteen (15) days of the date of the receipt of Net Equity Proceeds (as defined below), the Borrowers shall prepay the Revolver Advances, as applicable, in an aggregate amount equal to the sum of the aggregate of (1) 100% of the first $10,000,000 of the aggregate Net Equity Proceeds, (2) 50% of the aggregate Net Equity Proceeds greater than $10,000,000 but less than $20,000,000, (3) 33% of the aggregate Net Equity Proceeds greater than $20,000,000 but less than $40,000,000 and (4) 0% of the aggregate Net Equity Proceeds greater than $40,000,000. In no event will the Borrowers’ obligation to prepay the Revolver Advances pursuant to this Section 2.11(g) exceed in the aggregate the amount of $21,700,000 (the “Maximum Equity Proceeds Prepayment Amount”). For the avoidance of doubt, if the Borrowers or any one or more Borrower consummate multiple Equity Issuances (as defined below) after the Fifth Amendment Effective Date, the Net Equity Proceeds of all such Equity Issuances shall be aggregated when determining the applicable prepayment percentage pursuant to this Section 2.11(g).

(ii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied to the repayment of the Revolver Advances and are in addition to all other payments and amounts payable hereunder, including, without limitation, payments pursuant to any other subsection of this Section 2.11.

(iii) Definition. For the purposes of this Section, “Net Equity Proceeds” shall mean the cash proceeds (net of reasonable out-of-pocket fees and expenses) received by the Company or the Operating Partnership in connection with any issuance (an “Equity Issuance”) by the Company or the Operating Partnership of any shares or units of its Capital Securities, other equity interests or options, warrants or other purchase rights to acquire such Capital Securities (which, for the avoidance of doubt, shall include preferred stock), or the receipt of a capital contribution from, any Person.

(iv) Limitation. If the Borrowers prepay Revolver Advances pursuant to clause (i) of this Section 2.11(g) in an aggregate amount equal to or greater than the Maximum Equity Proceeds Prepayment Amount, then Sections 2.11(f) and 2.11(g) shall cease to have effect and no further prepayments of Revolver Advances shall be due under either section and Section 5.41 shall cease to have effect.

SECTION 3.25. Amendment to Section 2.18(d). Section 2.18(d) is hereby amended and restated to read in its entirety as follows:

(d) Subject to the limitations contained in this Agreement, the Borrowers may prepay under this Section 2.18 at any time before the Termination Date.

SECTION 3.26. Amendment to Section 5.01. New subsections (o), (p) and (q) are hereby added to Section 5.01 as follows:

(o) as soon as available and in any event within 30 days prior to the end of each Fiscal Year, a budget for annual Capital Expenditures for the subsequent Fiscal Year;

(p) as soon as available and in any event within fifteen (15) Domestic Business Days after the end of each Fiscal Quarter, the quarterly calculation of the following for each Hotel Property (including a comparison with the same quarter from the prior year): (i) NOI for each Eligible Property, (ii) statement of cash generated from operations for each Eligible Property and (iii) operating statements for each Eligible Property, in each case subject to adjustments in the ordinary course in the preparation of financial statements disclosed in or supporting disclosure in the Company’s annual and quarterly reports on Forms 10-K and 10-Q, respectively;

(q) as soon as available and in any event within ten (10) Domestic Business Days after the end of each month, a forward-looking forecast of cash to be generated from operations for the subsequent 13 weeks; provided, however, that no cash forecast will be required for a particular month if the Borrowers can demonstrate minimum liquidity of $4,000,000 for such month (through the presentation of monthly bank statements or other evidence acceptable to the Administrative Agent); and

(r) as soon as available and in any event within five (5) Domestic Business Days after the end of each month, a statement of monthly room revenue information for each Mortgaged Property (the “Monthly Room Report”).

SECTION 3.27. Amendment to Section 5.05. Section 5.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.05. Coverage Ratio. At the end of each Fiscal Quarter, the Fixed Charge Coverage Ratio will not at any time be less than 1.00 to 1.00.

SECTION 3.28. Amendment to Section 5.06(a). Section 5.06(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.06. Restricted Payments. The Borrowers will not declare or make any Restricted Payment during any Fiscal Year, except that:

(a) subject to the second sentence of this Section 5.06(a), the Company and the Operating Partnership may declare and make cash distributions to its shareholders and other equity owners, with respect to the final Fiscal Quarter of any Fiscal Year of the Company and the Operating Partnership, provided that (i) such cash distributions shall not exceed the minimum amount required to be distributed for the Company to remain in compliance with Section 5.38 and the Operating Partnership shall make no more than an equivalent per-unit distribution in cash to its equity owners; (ii) no Default or Event of Default shall exist at the time of such cash distributions or arise after giving effect to such cash distributions; (iii) such cash distributions are made without incurring any Debt and without any amount of a Revolver Advance; and (iv) such cash distributions with respect to the final Fiscal Quarter of any Fiscal Year of the Company and the Operating Partnership may be paid in such final Fiscal Quarter or in a Fiscal Quarter in the subsequent Fiscal Year. However, if at any time no Default or Event of Default exists and the Company maintains (i) Liquidity of at least Ten Million Dollars ($10,000,000) and (ii) a minimum Debt Yield of 0.10, then notwithstanding the limitations in (i) through (iv) above, the Company may declare and make an additional cash distribution to its shareholders or other equity owners with respect to any Fiscal Quarter of any Fiscal Year of the Company, so long as the aggregate distributions paid for the current Fiscal Year do not exceed 90% of Funds From Operations of the Company on a consolidated basis for the previous Fiscal Year, provided that (x) the Company shall maintain Liquidity of at least Ten Million Dollars ($10,000,000) and a Debt Yield of 0.10 after giving effect to such cash distributions, and (y) no Default or Event of Default shall exist after giving effect to such cash distributions;

SECTION 3.29. Amendment to Section 5.07. Section 5.07 of the Credit Agreement is hereby deleted in its entirety.

SECTION 3.30. Amendment to Section 5.17. Section 5.17 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.17. Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business, including without limitation, business interruption insurance for a period of at least 12 months. If any of the Borrowing Base Assets are located in a flood hazard area (or, prior to the Termination Date, ever determined to be located in a flood hazard area), then the applicable Loan Party will obtain and maintain flood hazard insurance and furnish evidence of flood hazard insurance to the Administrative Agent. Upon request, the Loan Parties shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Administrative Agent shall request.

SECTION 3.31. Amendment to Section 5.19(a). Section 5.19(a) of the Credit Agreement is hereby amended and restated to read in its entirely as follows:

(a) Capital Improvements. The Loan Parties must annually reserve or cause the appropriate Loan Party to reserve a minimum of three percent (3%) of annual room revenues received from each Mortgaged Property for capital improvement for such Mortgaged Property, including without limitation, furniture, fixtures and equipment replacements (the “Minimum Improvements”). The Minimum Improvements shall be deposited in the Reserve Accounts subject to the terms of Section 5.42.

SECTION 3.32. Addition of New Section 5.19(c). New subsection (c) to Section 5.42 of the Credit Agreement is hereby added as follows:

(c) Limitation on Capital Improvements. The Loan Parties may not expend or reserve capital improvements related to the Mortgaged Properties in excess of the Minimum Improvements without the prior written consent of the Administrative Agent.

SECTION 3.33. Amendment to Section 5.35(a)(i). Section 5.35(a)(i) of the Credit Agreement is hereby amended and restated to read in its entirely as follows:

(i) be entered into with (1) a Hedge Counterparty and governed by a Hedging Agreement; or (2) another institutional provider of Hedge Transactions, upon terms and conditions reasonably satisfactory to the Administrative Agent, which shall include, without limitation, that such Hedge Transaction is not secured by a Lien upon any asset of any Loan Party or any Subsidiary of a Loan Party.

SECTION 3.34. Addition of Section 5.41. New Section 5.41 of the Credit Agreement is hereby added as follows:

SECTION 5.41. Controlled Accounts. The Loan Parties will deposit, and will instruct the Eligible Operator, as manager of the Borrowing Base Assets, to deposit all Account Assets (as defined below) into the Collateral Service Accounts. In accordance with the terms of the Control Agreement, all amounts deposited in the Collateral Service Accounts shall be automatically swept from the Collateral Service Accounts into the Master Concentration Account from which transfers shall be made, prior to a Monetary Default, to fund any presentments and withdrawals from the Operating Accounts requested by any Loan Party, such that the Collateral Service Accounts and the Operating Accounts shall be zero balance accounts. From and after the occurrence of any Monetary Default (as defined below), the deposit bank under the Control Agreement (i) shall disregard any Loan Party directions with respect to the Master Concentration Account and the Operating Accounts and block any withdrawals by the Loan Parties therefrom, and (ii) to the extent instructed by the Administrative Agent (which instructions shall be given in the Administrative Agent’s sole discretion), disburse funds from the Master Concentration Account, the Operating Accounts and the Reserve Accounts (subject to the terms of the Reserve Agreement) in order to fund the operating expenses of the Borrowing Base Assets incurred in the ordinary course of business. For a period of ninety (90) days following the date of such Monetary Default (the “Agent Disbursement Period”), the Administrative Agent may in its sole and absolute discretion (but without any obligation) (i) authorize the disbursement of funds from the Master Concentration Account, the Operating Accounts and the Reserve Accounts (subject to the terms of the Reserve Agreement) in order to fund the operating expenses of the Borrowing Base Assets incurred in the ordinary course of business, and (ii) exercise any or all of the remedies available under this Agreement, the Control Agreement, the Reserve Agreement or any other Loan Document. From and at any time after the completion of the Agent Disbursement Period, the Administrative Agent shall (i) cause all amounts collected in the Collateral Service Accounts and any amounts in the Master Concentration Account or the Operating Accounts to be applied (A) directly to prepayment of the Revolver Advances and the Obligations and (B) to fund the Reserve Accounts; and (ii) exercise any or all of the remedies available under this Agreement, the Control Agreement, the Reserve Agreement or any other Loan Document. For the purposes of this section, “Monetary Default” shall mean the failure of any Loan Party to pay when due any principal of any Advance (whether at maturity, upon acceleration or otherwise, including, without limitation, any Advance or portion thereof to be repaid pursuant to Section 2.11) or shall fail to pay any interest on any Advance within five (5) Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable under this Agreement or any other Loan Document within five (5) Domestic Business Days after such fee or other amount becomes due, including, without limitation, any Reserve Payments. For the purposes of this Section 5.41, “Account Assets” shall mean all amounts held or received by the Loan Parties or the Eligible Operator for the benefit of the Loan Parties related to, arising from or in connection with the Borrowing Base Assets, including, without limitation, any Accounts (as defined in the Security Agreement and including, without limitation, all amounts related to room rental revenue).

SECTION 3.35. Addition of Section 5.42. New Section 5.42 of the Credit Agreement is hereby added as follows:

SECTION 5.42. Reserves. The Administrative Agent will, and the Loan Parties authorize the Administrative Agent to, withdraw funds from the Operating Accounts and deposit such amounts in the Reserve Accounts to maintain reserves (the “Reserves”) to fund payment of Property Taxes (defined below), Property Insurance (defined below) and Minimum Improvements attributable to the Mortgaged Properties (the “Reserve Payments”). The Reserve Payments will be applied as provided herein and upon payment in full of all Advances and Obligations, all amounts held in the Reserve Accounts will be refunded to the Borrowers.

(a) Property Taxes. Subject to the Reserve Agreement, the Administrative Agent shall withdraw funds from the Operating Accounts each month in the amount of 1/12 of the total aggregate Property Taxes (such amount to be calculated as 105% of the applicable amount from the prior year if current year information is not available) (the “Monthly Tax Reserve”). The Administrative Agent will maintain such amounts in the Reserve Accounts and apply all amounts so received to the outstanding Property Taxes obligations of the Loan Parties. “Property Taxes” shall be defined as the taxes described in Section 2.12(c) of the Credit Agreement applicable to each Mortgaged Property. So long as no Event of Default has occurred and is continuing, after payment of the Property Taxes for any Fiscal Year, any surplus remaining in the applicable Reserve Account shall be, at the sole option of the Loan Parties, (i) returned to the Master Concentration Account or (ii) applied to the subsequent Monthly Tax Reserve for such Loan Party and the Monthly Tax Reserve shall be reduced accordingly.

Commencing the tenth (10 th) Domestic Business day of June, 2010, each Reserve Account for Property Taxes will be funded by the Loan Parties in the amounts described on Exhibit A for the duration indicated; thereafter, the Monthly Tax Reserve will be calculated as indicated above.

(b) Property Insurance. Subject to the Reserve Agreement, the Administrative Agent shall withdraw funds from the Operating Accounts each month in the amount of 1/12 of the total aggregate Property Insurance (such amount to be calculated as 105% of the applicable amount from the prior year if current year information is not available) (the “Monthly Insurance Reserve”). The Administrative Agent will maintain such amounts in the Reserve Accounts and apply all amounts so received to the outstanding Property Insurance premiums of the Loan Parties. “Property Insurance” shall be defined as the insurance described in Section 5.17 of the Credit Agreement applicable to each Mortgaged Property. So long as no Event of Default has occurred and is continuing, after payment of the Property Insurance for any Fiscal Year, any surplus remaining in the applicable Reserve Account shall be, at the sole option of the Loan Parties, (i) returned to the Master Concentration Account or (ii) applied to the subsequent Monthly Insurance Reserve for such Loan Party and the Monthly Insurance Reserve shall be reduced accordingly.

(c) Allowance for Minimum Improvements. Subject to the Reserve Agreement, the Administrative Agent shall withdraw funds from the Operating Accounts each month in the amount of 3% of the prior month’s monthly room revenues (the “Monthly Improvements Allowance”) as reported in the Monthly Room Report no earlier than two (2) Domestic Business Days after receiving such Monthly Room Report. The “Minimum Improvements Allowance” shall be defined as the aggregate of the Monthly Improvements Allowances for each applicable Mortgaged Property for the trailing twelve month period, as reasonably calculated by the Administrative Agent based upon the Monthly Room Reports provided by the Loan Parties for each Mortgaged Property. So long as no Event of Default has occurred and is continuing, no more than once a month, the Borrowers shall be permitted to be reimbursed by the Administrative Agent from the Reserve Accounts maintained by the Administrative Agent for payment of the Minimum Improvements, up to the amount of the Minimum Improvements Allowance, for actual work expended for maintenance and other capital projects on Mortgaged Properties by third party contractors who are not an Affiliate of any Loan Party.

SECTION 4. Laurel Property. No later than thirty (30) Domestic Business Days after the Fifth Amendment Effective Date, the Administrative Agent shall procure an Appraisal for the Hotel Property located in Laurel, Maryland (at the sole cost and expense of the Loan Parties) and if such Appraisal values such Hotel Property for an amount more than Nine Million Dollars ($9,000,000), then Laurel Hotel Associates, LLC (and the other Loan Parties, as necessary) shall, within ten (10) Domestic Business Days of receipt of such Appraisal, execute and deliver all amendments to the Mortgaged Property Security Documents for such Hotel Property located in Laurel, Maryland necessary to secure the debt up to Appraised Value, all in a form satisfactory to the Administrative Agent in all respects.

SECTION 5. Other Appraisals. No later than ninety (90) days after the Fifth Amendment Effective Date, the Administrative Agent shall procure an Appraisal for each Hotel Property located in Philadelphia, Pennsylvania, Jeffersonville, Indiana and Raleigh, North Carolina (at the sole cost and expense of the Loan Parties).

SECTION 6. Comfort Letter. No later than five (5) Domestic Business Days after the Fifth Amendment Effective Date, the Loan Parties shall provide a Franchisor Estoppel and Recognition Letter for the Hotel Property located in Jeffersonville, Indiana which is satisfactory to the Administrative Agent in all respects.

SECTION 7. Extension of Termination Date. Borrowers shall have the option to request an extension of (the “Option to Extend”) the Termination Date to May 8, 2012 (the “Extended Termination Date”), upon receipt by the Administrative Agent of written notice from the Borrowers of Borrowers’ request to exercise the Option to Extend, which notice shall be provided to the Administrative Agent no less than ninety (90) days prior to the Termination Date. The Administrative Agent and the Lenders shall consent to the Extended Termination Date, provided that the following conditions are satisfied in the reasonable discretion of the Administrative Agent and the Lenders: (a) as of the date of Borrowers’ delivery of notice of request to exercise the Option to Extend, and as of the Termination Date, no Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrowers shall so certify in writing; (b) prior to the Termination Date, Borrowers shall execute or cause the execution of all documents reasonably required by the Administrative Agent to exercise the Option to Extend and shall deliver to the Administrative Agent, at Borrowers’ sole cost and expense, such amendments to the Mortgaged Property Security Documents and endorsements to the Title Policies as reasonably requested by the Administrative Agent; (c) at least 60 days prior to the Termination Date, new Appraisals shall be obtained as to each Mortgaged Property, the cost of which shall be fully reimbursed to the Administrative Agent by the Borrowers whether or not the Extended Termination Date is approved; (d) prior to the Termination Date, the Borrowers shall pay an extension fee in the amount of 0.50% of the total outstanding Advances; (e) as of the effective date of the extension and at all times thereafter, the ratio of the aggregate principal amount of the Advances to the total Appraised Value of the Borrowing Base Assets shall be no more than .80; (f) as of the effective date of the extension and at all times thereafter, the Advances shall not exceed the total Extension Eligible Property Values (defined below) of the Borrowing Base Assets and (g) the renewal and extension of the maturity date of the financing related to the Hotel Property in Jacksonville, Florida, on terms and conditions reasonably acceptable to the Administrative Agent. If any Lender determines that the conditions set forth above are not satisfied, such Lender will provide the Borrowers and the Administrative Agent written notice and neither such Lender nor any of the other Lenders shall be obligated to consent to the Option to Extend. For the purposes of this Section 6, “Extension Eligible Property Value” shall mean, with respect to any Eligible Property included in the Borrowing Base, an amount equal to .70 multiplied by the Extension Asset Value of such Eligible Property. “Extension Asset Value” shall be determined as of the end of each Fiscal Quarter and shall mean the NOI of such Eligible Property for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters divided by 10.0%.

SECTION 8. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) receipt by the Administrative Agent from each of the Loan Parties of a duly executed Control Agreement, in the form attached hereto as Exhibit B;

(c) receipt by the Administrative Agent from each of the Loan Parties of a duly executed Reserve Agreement, in the form attached hereto as Exhibit C;

(d) the fact that the representations and warranties of the Borrowers and Guarantors contained in Section 10 of this Amendment shall be true on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true on and as of such earlier date;

(e) confirmation that financing arrangements related to all Hotel Properties owned by the Borrowers which are not Borrowing Base Assets qualify as Long Term Limited Recourse Mortgage Loans;

(f) Title search updates to the Title Policy for each Mortgaged Property; and

(g) all other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 9. No Other Amendment. Except for the amendments set forth above and those contained in the First Amendment to Credit Agreement dated August 1, 2007 (“First Amendment”), the Second Amendment to Credit Agreement dated April 15, 2008 (“Second Amendment”), the Amendment to Second Amendment to Credit Agreement dated August 15, 2008 (“Amendment to Second Amendment”), the Third Amendment to Credit Agreement dated February 18, 2009 (“Third Amendment”) and the Fourth Amendment to Credit Agreement dated May 18, 2009 (“Fourth Amendment), the text of the Credit Agreement shall remain unchanged and in full force and effect. On and after the Fifth Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by the First Amendment, the Second Amendment, the Amendment to Second Amendment, the Third Amendment, the Fourth Amendment and this Amendment. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement, the First Amendment, the Second Amendment, the Amendment to Second Amendment, the Third Amendment, the Fourth Amendment and this Amendment shall be construed together as a single agreement. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrowers and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, and the other Loan Documents being hereby ratified and affirmed. The Borrowers and Guarantors hereby expressly agree that the Credit Agreement, as amended, and the other Loan Documents are in full force and effect.

SECTION 10. Representations and Warranties. The Borrowers and Guarantors hereby represent and warrant to each of the Lenders as follows:

(a) No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Lenders on the date hereof.

(b) The Borrowers and Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrowers and Guarantors and constitutes the legal, valid and binding obligations of the Borrowers and Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance by the Borrowers and Guarantors hereunder does not and will not, as a condition to such execution, delivery and performance, require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrowers, or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other Organizational Documents of the Borrowers, or any Guarantor or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrowers, and Guarantors are or may become bound.

(e) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(f) The revised Schedules to the Credit Agreement attached hereto as Exhibit D are true and correct as of the Fifth Amendment Effective Date.

SECTION 11. Counterparts; Governing Law. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 12. Amendment. Neither this Amendment, nor the Control Agreement or the Reserve Agreement, may be amended or modified without the consent of the Required Lenders.

SECTION 13. Effective Date. This Amendment shall be effective as of June 4, 2010 (the “Fifth Amendment Effective Date”).

SECTION 14. Expenses. The Borrowers and Guarantors agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

SECTION 15. Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 16. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement as hereby amended, said Credit Agreement, as hereby amended, being hereby ratified and affirmed. In furtherance and not in limitation of the foregoing, the Guarantors acknowledge and agree that the “Guaranteed Obligations” (as defined in the Credit Agreement) include, without limitation, the indebtedness, liabilities and obligations evidenced by the Notes and the Loans made and Letters of Credit issued under the Credit Agreement as hereby amended. The Guarantors hereby expressly agree that the Credit Agreement, as hereby amended, is in full force and effect.

SECTION 17. Amendment Fee. The Borrowers and Guarantors shall pay to the Administrative Agent for the ratable account of each approving Lender an amendment fee in an amount equal to $375,989.00 (the “Amendment Fee”). The Amendment Fee is payable in four equal payments. The first quarterly payment of the Amendment Fee ($93,997.25) is payable on the Fifth Amendment Effective Date, the second quarterly payment of the Amendment Fee ($93,997.25) is payable on September 30, 2010, the third quarterly payment of the Amendment Fee ($93,997.25) is payable on December 31, 2010, and the fourth and final quarterly payment of the Amendment Fee ($93,997.25) is payable on March 31, 2011.

SECTION 18. Release. Each of the Borrowers and the Guarantors acknowledge, represent and agree that none of the Borrowers or the Guarantors have any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Advances or with respect to any acts or omissions of the Administrative Agent or any Lender, or any past or present officers, agents or employees of the Administrative Agent or any Lender, and each of the Borrowers and the Guarantors does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI HOSPITALITY, L.P.
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI HOSPITALITY TRS HOLDING, INC.

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI HOSPITALITY TRS, LLC a Delaware limited liability company

By:	MHI Hospitality TRS Holding, Inc.,
A Maryland Corporation, its sole member

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

MHI GP LLC
By:	MHI Hospitality, LP, its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

PHILADELPHIA HOTEL ASSOCIATES LP
By:	MHI GP LLC, General Partner
By:	MHI Hospitality, LP, its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

BROWNESTONE PARTNERS, LLC
By:	MHI Hospitality, LP, its sole member
By:	MHI Hospitality Corporation, General Partner

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

LOUISVILLE HOTEL ASSOCIATES, LLC

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Manager

TAMPA HOTEL ASSOCIATES LLC

By:	/s/ David R. Folsom	(SEAL)
Name:	David R. Folsom
Title:	Manager

LAUREL HOTEL ASSOCIATES LLC

By:	MHI Hospitality, L.P., its Member

By: MHI Hospitality Corporation, its General Partner

	By:	/s/ David R. Folsom	(SEAL)
	Name:	David R. Folsom
	Title:	Chief Operating Officer

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BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Greg Drabik	(SEAL)
Name:	Greg Drabik
Title:	Senior Vice President

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KEYBANK NATIONAL ASSOCIATION

By:	/s/ Tayven Hike	(SEAL)
Name:	Tayven Hike, CFA
Title:	Vice President

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MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Jeff Prather	(SEAL)
Name:	Jeff Prather
Title:	Bank Officer

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